Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Don Clarke
September 20, 2004		(301) 296-2711
dclarke@visualnetworks.com

David Peikin
(301) 296-2262
dpeikin@visualnetworks.com

Visual Networks Names Grant Thornton LLP New Auditor

Rockville, MD — Visual Networks, Inc.® (Nasdaq: VNWK), a leading provider of networked application integrity solutions, today announced that it has appointed Grant Thornton LLP, effective immediately, as its new independent audit firm. Grant Thornton, the fifth-largest accounting firm in the United States, replaces PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

“Grant Thornton is a leading independent accounting firm with strong expertise in the technology sector,” said Larry Barker, President and CEO of Visual Networks. “We look forward to working closely with Grant Thornton as we grow our business by addressing the increasing global market need for network and application performance management solutions.”

About Visual Networks

Visual Networks was recognized as a World Class Winner in Network World’s recent network management product review (http://www.nwfusion.com/reviews/2003/1006rev.html) and has the broadest suite of proven performance management solutions that help enterprise customers manage the delivery of mission-critical applications across their underlying infrastructure. Visual Networks’ products increase application and network availability, optimize the use of bandwidth, and reduce operating costs across traditional and new IP-based infrastructures. The world’s leading service providers and enterprises are using Visual Networks’ award-winning products. To find out more, call 1-800-240-4010 for sales information.

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